UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 5, 2007

VUBOTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:    (404) 474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 4, 2007, Ekistics Research, LLC (“Ekistics”) and Craig Larson refiled a complaint against VuBotics, Inc. (the “Company”) and certain other parties in the Superior Court of Fulton County, Georgia.  This complaint is virtually identical to a previous complaint that Mr. Larson, a former officer and director of the Company, and Ekistics filed and dismissed without prejudice earlier this year.  Similar to the first complaint, the second complaint alleges, among other things, that the Company breached its obligation to provide up to $500,000 for working capital, software development, inventory purchases and promotion of the QuantumReader software during the 12-month period after the Company’s acquisition of QuantumReader, Inc. (now a wholly owned subsidiary of the Company) under the Plan and Agreement of Reorganization dated November 17, 2004 among the Company, Mr. Larson and others.

In the second complaint, the plaintiffs are seeking monetary damages, as well as an Order declaring Mr. Larson the owner of a patent application that was the principal asset of QuantumReader, Inc. when it was acquired by the Company and an injunction against the Company.  At this time, the Company’s management believes that the lawsuit is without merit, and the Company intends to show, among other defenses, that it made available well in excess of $500,000 during the requisite time period in 2004 and 2005.

Today, QuantumReader, Inc. filed a motion to intervene in the lawsuit along with pleadings asserting numerous claims against Mr. Larson alleging that he has willfully interfered with QuantumReader, Inc.’s intellectual property.  In addition, QuantumReader, Inc. filed a motion for a preliminary injunction asking the court to immediately prohibit Mr. Larson from further interfering with QuantumReader, Inc.’s intellectual property.

Due to the inherent uncertainties in litigation, and because the ultimate resolution of the proceeding is influenced by factors outside of the Company’s control, the ultimate outcome of this proceeding is uncertain and unpredictable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VuBotics, Inc.

By:	/s/ Philip E. Lundquist

	Name:	Philip E. Lundquist

	Title:	Chief Executive Officer

	Date:	October 5, 2007